Exhibit 99.1

TREVOR NEILSON, EXECUTIVE DIRECTOR OF THE

GLOBAL BUSINESS COALITION ON HIV/AIDS (GBC),

JOINS SAFLINK BOARD OF DIRECTORS

Appointee Brings Global Reach and Perspective to Homeland Security Company

BELLEVUE, WA – (AUGUST 11, 2005) – SAFLINK® Corporation (NASDAQ: SFLK), a leading provider of biometric and smart card security solutions, today announced the addition of Trevor Neilson to its board of directors. Mr. Neilson currently serves as Executive Director of the Global Business Coalition on HIV/AIDS (GBC), a coalition of 200 international companies, from over 50 countries, who have interests related to global health, biotechnology, life sciences, and corporate social responsibility. The GBC was initially funded by Bill Gates, George Soros and Ted Turner. Under Neilson’s leadership the GBC implements a complex set of international programs related to business investment in emerging markets, government relations and international diplomacy.

Neilson has recruited over 100 major corporations to join the GBC and provide financial support on an annual basis. Prior to working for the GBC, Mr. Neilson served in the Press Office and Travel Office of the Clinton White House. Mr. Neilson worked directly with President Clinton and traveled with him extensively as a Trip Director. Additionally, Mr. Neilson served as Director of Public Affairs for the Bill & Melinda Gates Foundation. In this role, Mr. Neilson managed all government affairs, public policy and communications for the foundation dealing extensively with members of Congress and the White House. He also worked directly for Bill and Melinda Gates on a variety of personal projects including corporate governance, investments, property acquisitions, and political involvement.

“Trevor brings a unique blend of commercial business knowhow and political awareness to SAFLINK and the management team. We are honored to have him join our Board of Directors,” said Glenn Argenbright, President and CEO of SAFLINK. “Trevor has shown preeminent leadership in uniting major corporations from around the world to combat one of the greatest health risks of our generation. We are extremely fortunate to be able to draw on his wealth of experience and relationships with major corporations and governments, internationally, as we market our products and solutions to the security marketplace.”

Mr. Neilson stated, “I am thrilled to join SAFLINK’s Board. I believe the company is uniquely positioned to address the security demands of both the domestic and international marketplace. Over the past several years, a large portion of my time has been devoted to humanitarian and health issues affecting our globe. I believe my role at SAFLINK is a natural extension of these interests, since the company’s primary objective is to create products and solutions that secure our safety and privacy. I’m particularly impressed with how SAFLINK products are tailored to protect sensitive patient data in our healthcare system. I see a growing need here due to various legislative and regulatory drivers, and I believe I can assist the company in pursuit of this market.”

In addition to his role with the GBC, Mr. Neilson has served as an advisor to the United States Department of Health and Human Services, the Ministry of Health of the People’s Republic of China, the Government of Rwanda, the Business & Human Rights Resource Center, the Council on Foreign Relations, Columbia University and the United Nations.

About SAFLINK

SAFLINK Corporation offers biometric security and smart card solutions that protect intellectual property, secure information assets and eliminate passwords. SAFLINK Identity Assurance ManagementTM solutions allow administrators to verify identity and control access to computer networks, physical facilities and applications. SAFLINK also offers protection and privacy for email, web applications and electronic documents. For more information, please visit http://www.saflink.com or call 800-762-9595.

NOTE: “SAFLINK” is a registered trademark of SAFLINK Corporation. “Identity Assurance Management” is a trademark of SAFLINK Corporation.

SAFLINK Press Contact:

Sterling Communications

Rachel Berry

(253) 853-5030

rberry@sterlingpr.com

Investor Relations Contact:

MKR Group, LLC

Todd Kehrli, Charles Messman

(818) 556-3700

ir@mkr-group.com